UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 24, 2013

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2013, Mr. Michael Lynne was appointed to the Board of Directors of IMAX Corporation (the “Company”).

Mr. Lynne is a Principal of Unique Features LLC, a film and television production company. Prior to the launch of Unique Features, Mr. Lynne was Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation and was an Executive Producer of New Line’s historically successful The Lord of the Rings trilogy.

Mr. Lynne is a member of the Boards of the Museum of Modern Art and Citymeals-on-Wheels and chairs the Museum Committee of Guild Hall of East Hampton. Mr. Lynne is a member of the Board of Visitors of Columbia Law School and is a long-time trustee of the Brooklyn College Foundation. He has also been a member of the Board of the publicly traded REIT, Vornado Realty Trust, since 2005 on which he serves as Chair of the Compensation Committee. Mr. Lynne also served as the Time Warner, Inc. representative on the Time Warner Cable Board from 2006 until 2008 and chaired their Compensation Committee. Mr. Lynne is a member of the New York Bar.

The Company believes that Mr. Lynne’s experience as a senior executive of a number of entertainment and film production companies, as well as his extensive board experience, will bring valuable industry insight and expertise to the Board’s deliberations in these areas.

Mr. Lynne qualifies as an independent director within the meaning of Section 303A of the NYSE Listed Company Manual and is eligible to receive the independent director’s compensation package that was approved by the Company’s Board of Directors on June 11, 2013. Pursuant to this package, Mr. Lynne will receive $50,000 per year and on July 26, 2013, Mr. Lynne was granted 4,289 Restricted Share Units (“RSUs”), which vested on the date of grant. He will also receive reimbursement for any expenses incurred from his participation in Board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: July 30, 2013	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

By:	/s/ G. Mary Ruby
Name:	G. Mary Ruby
Title:	Chief Administrative Officer & Corporate Secretary